Filed Pursuant to Rule 424(b)(5)
Registration No.:333-161470

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 21, 2009

$

THE HOME DEPOT, INC.

% Senior Notes due                     , 2020

% Senior Notes due                     , 2040

This is an offering of an aggregate of $                     % notes due                     , 2020, which we refer to as the “2020 notes,” and an aggregate of $                      % notes due                     , 2040, which we refer to as the “2040 notes”. We refer to the 2020 notes and the 2040 notes collectively as the “notes”. We will pay interest on the notes every                      and                      beginning                     , 2011. We may redeem the notes at any time at the redemption price specified herein.

The notes will not be listed on any securities exchange. There is currently no public market for the notes of either series.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-4.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to Home Depot

Per 2020 Note	%	%	%

Per 2040 Note	%	%	%

Combined Total	$	$	$

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./ N.V. (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”) on or about September     , 2010, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2010, which is incorporated by reference into this prospectus supplement.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is September     , 2010.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “our” or “Home Depot” refer to The Home Depot, Inc. and its consolidated subsidiaries.

THE HOME DEPOT, INC.

The Home Depot, Inc. is the world’s largest home improvement retailer based on net sales for the fiscal year ended January 31, 2010. As of August 1, 2010, we had 2,244 The Home Depot® stores located throughout the United States including the Commonwealth of Puerto Rico and the territories of the U.S. Virgin Islands and Guam (“U.S.”), Canada, China and Mexico. The Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is (770) 433-8211.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. The words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “should” and “intends” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects, future results and other matters. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties are discussed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended January 31, 2010 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the Securities and Exchange Commission (“SEC”) as described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for the replacement of cash funds that were used to repay $1.0 billion of 4.625% senior notes that matured on August  15, 2010.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five fiscal years ended January 31, 2010 and the six months ended August 1, 2010 is as follows:

	Six Months Ended August 1, 2010	Fiscal Year(1)
		2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges	7.9x	5.2x	4.8x	7.4x	13.2x	25.2x

(1)	Fiscal years 2009, 2008, 2007, 2006 and 2005 refer to the fiscal years ended January 31, 2010, February 1, 2009, February 3, 2008, January 28, 2007 and January 29, 2006, respectively. Fiscal year 2007 includes 53 weeks; all other fiscal years reported include 52 weeks.

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

(earnings from continuing operations before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges)

CAPITALIZATION

The table below sets forth The Home Depot’s consolidated capitalization at August 1, 2010 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby and the application of the net proceeds from the sale of the notes. See “Use of Proceeds”.

You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	August 1, 2010
	Actual	As Adjusted
	(amounts in millions)
Cash and Cash Equivalents	$2,395	$

Debt Included in Current Liabilities:
Current Installments of Long-Term Debt	$2,022	$
Debt Included in Long-Term Liabilities:
Long-Term Debt, Excluding Current Installments	7,727

Total Debt	$9,749	$
Stockholders’ Equity	19,445

Total Debt and Stockholders’ Equity	$29,194	$

DESCRIPTION OF THE NOTES

The         % Senior Notes due                     , 2020, which we refer to as the “2020 notes”, and the         % Senior Notes due                     , 2040, which we refer to as the “2040 notes” each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities We May Offer” in the accompanying prospectus.

Each series of notes will be issued under the indenture dated May 4, 2005 entered into with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

General

The 2020 notes will mature on                     , 2020, and will bear interest at         % per annum from                     , 2010, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the              or              immediately preceding the interest payment date on              and              of each year, commencing                     , 2011.

The 2040 notes will mature on                     , 2040, and will bear interest at         % per annum from                     , 2010, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the              or              immediately preceding the interest payment date on              and              of each year, commencing                     , 2011.

If any interest payment date, date of redemption or the maturity date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations in respect of a series of the notes through defeasance or covenant defeasance. See “Description of Debt Securities We May Offer — Defeasance” in the accompanying prospectus for more information about how we may do this.

The notes will be issued only in registered form without coupons, in denominations of $2,000 or integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with either series of notes in all respects, including having the same CUSIP number of such series, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes; provided, that such additional notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes. No additional notes may be issued if an event of default has occurred and is continuing with respect to such notes.

Optional Redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes to be redeemed. Prior to                     , 2020 (three months prior to the maturity date of the 2020 notes) in the case of the 2020 notes and prior to                     , 2040 (six months prior to the maturity date of the 2040 notes) in the case of the 2040 notes, the notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months). The discount rate for the 2020 notes will be the Treasury Rate plus              basis points, and the discount rate for the 2040 notes will be the Treasury Rate plus              basis points.

At any time on or after                     , 2020 (three months prior to their maturity date), the 2020 notes will be redeemable, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the principal amount of the 2020 notes to be redeemed plus accrued interest thereon to the date of redemption. At any time on or after                     , 2040 (six months prior to their maturity date), the 2040 notes will be redeemable, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the principal amount of the 2040 notes to be redeemed plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means Banc of America Securities LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us (and provided to the trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes of a given series, the trustee under the indenture must select the notes of that series to be redeemed either pro rata, by lot or by such other method as the trustee deems fair and reasonable in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Home Depot and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Home Depot to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Home Depot and its subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Home Depot and its subsidiaries taken as a whole to any Person other than Home Depot or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Home Depot’s voting stock; or (3) the first day on which a majority of the members of Home Depot’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Home Depot who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Home Depot’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Book-Entry System

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, the Depository Trust Company or DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the global securities is set forth in the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

CERTAIN U.S. INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary describes certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of notes as of the date hereof. This summary deals only with holders that are Non-U.S. Holders and that purchase notes in the initial offering at their issue price and that hold such notes as capital assets. The term “Non-U.S. Holder” means a beneficial owner of a note for U.S. federal income tax purposes that is not (1) a citizen or resident of the United States, (2) a domestic corporation, (3) a partnership or other entity classified as a partnership for U.S. federal income tax purposes, (4) a domestic estate or trust or (5) a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the notes.

If an entity classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of all the federal income tax considerations that may be important to you in light of your particular circumstances.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

U.S. Federal Withholding Tax

Payments of principal or stated interest on a note will not be subject to U.S. federal withholding tax provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business (as described below under “— U.S. Federal Income Tax”) in the United States.

You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with your conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “— U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. (and, if applicable, attributable to a permanent establishment maintained by you in the U.S.), in which case if you are a foreign corporation the branch profits tax described above may also apply; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

If you are an individual who at death is not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes), your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Backup Withholding Tax and Information Reporting

The amount of interest paid to you, and any tax withheld with respect to such interest payments, regardless of whether any withholding was required, must be reported annually to the IRS and you. Copies of the information returns reporting the amount of interest paid to you and the amount of any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if you have provided us with an IRS Form W-8BEN as described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding or information reporting will be required with respect to the gross proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if (i) the payor receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. person or (ii) you otherwise establish an exemption. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against your federal income tax liability and may entitle you to a refund provided you timely furnish the required information to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010, the underwriters named below, for whom Banc of America Securities LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase and we have agreed to sell to them severally, the following respective principal amounts of each series of the notes:

Underwriters	Principal Amount of 2020 notes	Principal Amount of 2040 notes
Banc of America Securities LLC	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to other dealers at that price less a selling concession of         % of the principal amount of the 2020 notes and         % of the principal amount of the 2040 notes. Any underwriter may allow, and any such dealer may reallow, a concession of         % of the principal amount of the 2020 notes and a concession of         % of the principal amount of the 2040 notes to certain other dealers. After the initial public offering, the representatives may change the public offering price and other selling terms.

We estimate that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $            .

Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. One or more of the underwriters intend to make a secondary market for each series of the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes of either series at any time without notice. No assurance can be given as to how liquid the trading market for the notes of either series will be. If an active public market for the notes of either series does not develop, the market price and liquidity of the notes of that series may be adversely affected.

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other similar services for us and our affiliates and may act as counterparties in transactions with us in the ordinary course of business, for which they received, or will receive, customary fees and expenses.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospective Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

LEGAL MATTERS

The validity of the notes will be passed upon for us by King & Spalding LLP. Cleary Gottlieb Steen & Hamilton LLP will pass upon certain legal matters relating to the notes for the underwriters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov, and at the offices of the New York Stock Exchange.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed; provided, however, that, other than as expressly stated herein, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended January 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended May 2, 2010 and August 1, 2010; and

•	Current Report on Form 8-K filed May 25, 2010.

The Home Depot, Inc.

Debt Securities

The Home Depot, Inc. from time to time may offer to sell debt securities. The debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in a prospectus supplement.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of those debt securities. The prospectus supplement may update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our debt securities.

The debt securities may be offered directly to purchasers or to or through underwriters, agents or dealers on a continuous or delayed basis. The names of any underwriters, agents or dealers, if any, will be included in a prospectus supplement accompanying this prospectus.

We discuss risk factors relating to our company in filings we make with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our most recently filed Annual Report on Form 10-K and in subsequent filings, which are incorporated by reference in this prospectus. The prospectus supplement relating to a particular offering of debt securities may discuss certain risks of investing in those debt securities. You should carefully consider these risk factors and risks before investing in any of our debt securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2009.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, any prospectus supplement, the related registration statement or any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this process, we may from time to time sell debt securities as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those debt securities. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject, and qualified by reference, to the description of the particular terms of any debt securities contained in the accompanying prospectus supplement. The accompanying prospectus supplement may also add, update or change other information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, unless otherwise specified, the terms “Home Depot,” “we,” “us” or “our” mean The Home Depot, Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and may also be accessed through our website at http://ir.homedepot.com. You may also read and copy any reports, statements or documents we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room at the address listed above. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended, or the “Securities Act.” As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally included in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2009; and

•	Our Current Report on Form 8-K filed on March 13, 2009.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and until this shelf offering of debt securities terminates:

•	Reports filed under Section 13(a) and (c) of the Exchange Act;

•	Our definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.

Please note that we will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus, unless and only to the extent specified in that report.

You can obtain any of the documents incorporated by reference in this prospectus through our website or from the SEC through the SEC’s website or at its facilities described above. Documents incorporated by reference are also available from us upon request and without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can obtain a copy of the documents incorporated by reference in this prospectus and a copy of the indenture and other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention: Investor Relations

Telephone: (770) 433-8211

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain statements regarding our future performance that are contained or incorporated by reference in this prospectus constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things:

•	the demand for our products and services;

•	net sales growth;

•	comparable store sales;

•	store openings and closures;

•	state of the economy;

•	state of the residential construction, housing and home improvement markets;

•	state of the credit markets, including mortgages, home equity loans and consumer credit;

•	commodity price inflation and deflation;

•	implementation of store initiatives;

•	continuation of reinvestment plans;

•	net earnings performance;

•	earnings per share;

•	stock-based compensation expense;

•	capital allocation and expenditures;

•	liquidity;

•	the effect of adopting certain accounting standards;

•	return on invested capital;

•	management of our purchasing or customer credit policies;

•	the effect of accounting charges;

•	our planned recapitalization and timing of the completion of that recapitalization; and

•	our ability to issue debt securities on terms and at rates acceptable to us.

Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties — many of which are beyond our control or are currently unknown to us — as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in our filings with the SEC, including those set forth in Item 1A, “Risk Factors” and elsewhere in each of our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 as filed with the SEC on April 2, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2009 as filed with the SEC on June 4, 2009, and our future filings with the SEC, all of which are incorporated by reference in this prospectus. See “Where You Can Find More Information.” The prospectus supplement relating to a particular offer of debt securities may discuss certain risks of investing in those debt securities. You should carefully consider these risks and risk factors before purchasing any of our debt securities.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update such statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the SEC.

THE HOME DEPOT, INC.

The Home Depot, Inc. is the world’s largest home improvement retailer. As of August 2, 2009, we were operating 2,240 retail stores, which included 1,974 The Home Depot® stores in the United States (including the Commonwealth of Puerto Rico, the territory of the U.S. Virgin Islands and the territory of Guam), 178 stores in Canada, 77 stores in Mexico and 11 stores in China. We employ more than 300,000 associates. The Home Depot stores sell a wide assortment of building materials, home improvement products and lawn and garden products and provide a number of related services.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number at that location is (770) 433-8211.

We maintain an Internet website at www.homedepot.com. Information on our website is not part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Unless stated otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of debt securities described in this prospectus for general corporate purposes, which may include, but are not limited to:

•	refunding, repurchasing, retiring upon maturity or redeeming existing debt;

•	financing working capital needs;

•	funding capital expenditures; and

•	funding acquisitions, including acquisition of inventory.

When a particular series of debt securities is offered, the accompanying prospectus supplement will set forth our intended use for the net proceeds received from the sale of those debt securities. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Three Months Ended May 3,	Fiscal Year(1)
	2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	4.2x	4.8x	7.4x	13.2x	25.2x	29.6x

(1)

Fiscal years 2008, 2007, 2006, 2005 and 2004 refer to the fiscal years ended February 1, 2009, February 3, 2008, January 28, 2007, January 29, 2006 and January 30, 2005, respectively. Fiscal year 2007 includes 53 weeks; all other fiscal years reported include 52 weeks.

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

(earnings from continuing operations before income taxes) + (fixed charges) - (capitalized interest)

(fixed charges)

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

We will issue the debt securities in one or more series under an indenture dated as of May 4, 2005 between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee. In this section, the terms “we,” “our,” “us” and “Home Depot” refer solely to The Home Depot, Inc. and not its subsidiaries.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the accompanying prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit incorporated by reference to this registration statement. The following summary is qualified in its entirety by the provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in a prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times and in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of that series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, outstanding debt securities of that series.

The debt securities will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series will bear interest, if any, or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the interest accrual date or dates will be determined, the interest payment dates on which interest will be payable and the record date, if any;

•	the place or places where the principal of, premium, if any, and interest, if any, on securities of the series will be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the occurrence of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal, premium, if any, and interest on the securities of the series will or may be payable, or in which the securities of the series will be denominated, and the particular provisions applicable thereto;

•

if the payments of principal, premium, if any, or interest on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which those securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which the payments are to be made, the terms and conditions of those payments and the manner in which the exchange rate with respect to those payments will be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal, premium, if any, and interest on the securities of the series will be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which that amount will be determined;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which that portion will be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the Trustee, the identity of the registrar and any paying agent;

•

if the securities of the series will be issued in whole or in part in global form, (i) the depositary for the global securities, (ii) the form of any legend which will be borne by the global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange their interests in those securities for certificated securities of that series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Covenants

Except as described in this sub-section or as otherwise provided in the accompanying prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any covenants or other provisions that would limit our or any of our subsidiaries’ right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, such as a highly leveraged transaction.

Unless otherwise indicated in the accompanying prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

The indenture provides that we may not consolidate with or merge into any other person or sell our assets substantially as an entirety, unless:

•

the person formed by the consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or sale and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent provided in the indenture relating to that transaction have been satisfied.

Upon the consolidation, merger or sale, the successor corporation formed by that consolidation or into which we are merged or to which that sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation will be released from all obligations and covenants under the indenture and the debt securities.

The indenture does not restrict our ability to redeem or require us to redeem or permit holders to cause redemption of, debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent that transaction from taking place.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the Trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon. If the event of default, however, is any of certain events of bankruptcy, insolvency or reorganization, all of the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the Trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•	default in payment when due of principal of or premium, if any, on the debt securities of that series;

•

default for 90 days after written notice to us by the Trustee or by holders of not less than 25% in principal amount of the debt securities of any series then outstanding in the performance of any covenant or other agreement in the indenture or the debt securities for the benefit of those debt securities;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided in the indenture with respect to debt securities of that series.

The indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of the default known to it, unless cured or waived. In the case of default in the payment of principal of, or interest (or premium), if any, on any debt security of that series or in the payment of any sinking fund installment with respect to debt securities of that series, the Trustee will be protected in withholding the notice of default if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the Trustee in good faith determine that the withholding of the notice is in the interests of the holders of debt securities of that series. The term “default” for the purpose of this provision of the indenture means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee.

The indenture includes a covenant that we will file annually with the Trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series, except a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to pursue a remedy with respect to the indenture or the debt securities of any series unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made a written request to the Trustee to pursue that remedy;

•	the holder has provided indemnity satisfactory to the Trustee against any loss, liability or expense incurred in pursuit of that remedy as trustee;

•

the Trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the written request to pursue the remedy within 90 calendar days after receipt of the notice of default, the written request and the offer of indemnity; and

•	the Trustee has failed to comply with the request to pursue the remedy within that 90 calendar day period.

However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of or interest on those debt securities on or after the respective due dates expressed in those debt securities after any applicable grace periods have expired.

Modification and Waiver

The Trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder; or

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the Trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series where holders must consent to an amendment, supplement or waiver.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the

Trustee, in trust, of money and/or U.S. Government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, premium, if any, or interest. Also, the establishment of the trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel reasonably satisfactory to the Trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, the defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, the opinion would be based on a ruling by the United States Internal Revenue Service or a change in current U.S. income tax law occurring after the date of the indenture.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series of debt securities. Thereafter, any such omission will not be an event of default with respect to the debt securities of that series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal, premium, if any, and interest in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, premium, if any, or interest. Our obligations under the indenture and the debt securities of that series other than with respect to those covenants will remain in full force and effect. Also, the establishment of the trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel to the effect that the defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of the series are declared due and payable because of the occurrence of any event of default, then the amount of monies and/or U.S. Government securities on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the Trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of that series previously authenticated and delivered under the indenture have been delivered to the Trustee for cancellation or (b) all debt securities of that series not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to that series have been satisfied.

Regarding the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, in accordance with Section 311(b) of the Trust Indenture Act, the Trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate such conflict or resign.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise provided in an accompanying prospectus supplement, we will issue the debt securities in the form of one or more fully registered global debt securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry system operated by The Depository Trust Company (“DTC”) in the United States and by Euroclear Bank S.A./ N.V. (“Euroclear Operator”), as an operator of the Euroclear Clearance System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream”) in Europe. Unless otherwise specified in the accompanying prospectus supplement, the debt securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the debt securities of a series being offered and sold by means of this prospectus, DTC, Euroclear and Clearstream will establish electronic securities and payment transfer, processing, depositary and custodial links to facilitate the initial issuance of any of those debt securities sold outside of the United States and cross-market transfers of those debt securities associated with secondary market trading.

No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth under “—Definitive Debt Securities” below or in the accompanying prospectus supplement. Unless and until debt securities in definitive form are issued and those particular debt securities are no longer held in the form of one or more global debt securities, all references to actions by holders of debt securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities.

Set forth below are descriptions of DTC, Euroclear and Clearstream and their respective book-entry systems and procedures for facilitating transfers of global debt securities among their respective participants. Although DTC, Euroclear and Clearstream have agreed to the procedures described below, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to debt securities offered hereby will have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective direct or indirect participants of their respective obligations under such procedures. Further, while the descriptions of DTC, Euroclear and Clearstream and their respective book-entry systems and procedures below have been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under, and a “banking organization” within the meaning of, the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that its participating organizations, or “direct DTC participants,” deposit with it. DTC also facilitates the clearance and post-trade settlement of sales and other securities transactions in deposited securities between direct DTC participants’ accounts through electronic book-entry transfers and pledges, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depositary Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the DTC system is also available to others, which we refer to as “indirect DTC participants” and together with direct DTC participants, “DTC participants,” such as U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to DTC participants are on file with the SEC.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and DTC participants. Purchases of debt securities through the DTC system must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. The actual purchasers of the debt securities will become their beneficial owners, and their beneficial ownership interests will be recorded only on the records of the DTC participants. DTC will have no knowledge of individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them. Purchasers of debt securities through the DTC system will not receive a written confirmation of the purchase or sale or any periodic account statement directly from DTC but will instead receive confirmations and account statements from the DTC participant through which the debt securities were purchased by the beneficial owners. The DTC participants are responsible for keeping accurate account of the holdings of their customers.

Under the rules and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and premium, if any, and interest on the debt securities. DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

Because DTC or its nominee will be the owner of each global security, the Trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. It is DTC’s current practice, upon receipt of any payment due on a global security, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. Payments to beneficial owners with respect to their beneficial interest in any debt securities in turn will be the responsibility of the DTC participants, and neither the Trustee, any paying agent nor we will have any direct responsibility or liability to pay amounts due on a global security to the beneficial owners of that global security. Any redemption notices likewise will be sent by the Trustee directly to DTC, which in turn will inform the DTC participants, which will then contact the beneficial holders. Similarly, it is DTC’s current practice to pass through any voting or consenting rights to the direct DTC participants by using an omnibus proxy. Those direct DTC participants should in turn solicit votes and consents from the beneficial owners of the debt securities, based on their customary practices.

Because DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a definitive certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant has or those direct DTC participants have given the direction. However, in certain circumstances described under “—Definitive Debt Securities” below, DTC will exchange the global securities held by it for definitive debt securities, which it will distribute to the direct DTC participants.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator, under a contract with Euroclear Clearance System plc, a U.K. corporation which we refer to as the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debt securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Euroclear as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through a Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive debt securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the debt securities purchased. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through a Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

Deliveries, payments and other communications involving the debt securities will be made or received through Euroclear only on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Deutsche Börse AG. The shareholders of Deutsche Börse AG are primarily banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the debt securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Clearstream as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive debt securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the debt securities. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

Deliveries, payments and other communications involving the debt securities will be made or received through Clearstream only on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Definitive Debt Securities

Debt securities represented by one or more global securities will be exchangeable for definitive (certificated) debt securities with the same terms in authorized denominations only if:

•

DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by us within 90 days;

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the debt securities.

If a global security is exchanged for definitive debt securities, the Trustee will keep the registration books for the debt securities at its corporate office and will follow customary practices and procedures regarding those definitive debt securities.

PLAN OF DISTRIBUTION

We will describe the terms of a particular offering of debt securities in the accompanying prospectus supplement, including the following:

•	the names of any underwriters, agents or dealers;

•	their compensation, including any underwriting discounts, dealer concessions or commissions;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities may be listed.

We may sell the debt securities using any of the following methods:

•	to or through underwriters, agents or dealers;

•	directly to one or more purchasers without using underwriters, agents or dealers; or

•	through a combination of any of these methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions at fixed prices or at prices that may be changed, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may designate agents to solicit purchases for the period of their appointment and to sell debt securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If we use an underwriter or underwriters in the sale of the debt securities, we will execute an underwriting agreement with those underwriters at the time of sale of those debt securities. Underwriters will acquire the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the accompanying prospectus supplement, the obligations of the underwriters to purchase the debt securities in a particular offering will be subject to certain conditions, and the underwriters will be obligated to purchase all of the debt securities in a particular offering if any of the debt securities are purchased.

Underwriters and agents may from time to time purchase and sell the debt securities described in this prospectus and the accompanying prospectus supplement in the secondary market but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the debt securities.

In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, the underwriters may bid for, and purchase, the debt securities or any other debt securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may solicit, or we may authorize underwriters, dealers or agents to solicit, offers to purchase debt securities of one or more series directly from one or more institutional investors using delayed delivery contracts. These contracts will provide for payment and delivery on one or more specified dates in the future. The accompanying prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the debt securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms may act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

Underwriters named in a prospectus supplement are, and dealers, agents or remarketing firms named in a prospectus supplement may be, deemed to be “underwriters” under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify the underwriters, agents, dealers and remarketing firms against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents, dealers and remarketing firms may engage in transactions with or perform services for The Home Depot or our subsidiaries and affiliates in the ordinary course of business.

The accompanying prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers, sales or deliveries of the debt securities or the distribution of this prospectus and the accompanying prospectus supplement in specified jurisdictions outside the United States, if and as appropriate.

VALIDITY OF THE SECURITIES

In connection with particular offerings of debt securities in the future, and if stated in the accompanying prospectus supplement, the validity of the debt securities may be passed upon for us by Jack A. VanWoerkom, our Executive Vice President, General Counsel and Corporate Secretary, and for any underwriters or agents by counsel named in the accompanying prospectus supplement. Mr. VanWoerkom is a full-time employee of ours and owns shares of our common stock through various employee stock-based benefit plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of The Home Depot, Inc. as of February 1, 2009 and February 3, 2008, and for each of the years in the three-year period ended February 1, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of February 1, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report with respect to the consolidated financial statements refers to Home Depot’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 29, 2007, the beginning of the fiscal year ended February 3, 2008.

With respect to the unaudited interim financial information for the periods ended May 3, 2009 and May 4, 2008, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Home Depot’s quarterly report on Form 10-Q for the quarter ended May 3, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

$

THE HOME DEPOT, INC.

% Senior Notes due                     , 2020

% Senior Notes due                     , 2040

PROSPECTUS SUPPLEMENT

September     , 2010

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley